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                                                                    Exhibit 5(e)

                      ADDENDUM NO. 3 TO ADVISORY AGREEMENT
                      ------------------------------------


          This Addendum, dated as of the _____ day of __________, 199_, is entered into between PEGASUS FUNDS (the "Trust"), a Massachusetts business trust, and FIRST CHICAGO NBD INVESTMENT MANAGEMENT COMPANY ("FCNIMCO"), a registered investment adviser.

          WHEREAS, the Trust, and FCNIMCO have entered into an Advisory Agreement dated April 12, 1996 ("Advisory Agreement"), pursuant to which the Trust appointed FCNIMCO to act as investment adviser ("Adviser") to the Trust's Money Market, Treasury Money Market, Municipal Money Market, Michigan Municipal Money Market, Cash Management, U.S. Government Securities Cash Management, Treasury Prime Cash Management, Treasury Cash Management, Municipal Cash Management, Growth, International Equity, Equity Index, Growth and Value, Intrinsic Value, Mid-Cap Opportunity, Equity Income, Small-Cap Opportunity, Bond, High Yield Bond, Short Bond, Michigan Municipal Bond, Intermediate Municipal Bond, Municipal Bond, Income, Intermediate Bond, International Bond, Managed Assets Balanced, Managed Assets Conservative and Managed Assets Growth Funds (each a "Fund");

          WHEREAS, Article 1(b) of the Advisory Agreement provides that in the event the Trust establishes one or more additional portfolios with respect to which it desires to retain FCNIMCO to act as the Adviser under the Advisory Agreement, the Trust shall so notify FCNIMCO in writing and if FCNIMCO is willing to render such services it shall notify the Trust in writing, and the compensation to be paid to FCNIMCO pursuant to Article 5 of the Advisory Agreement;

          WHEREAS, pursuant to Article 1(b) of the Advisory Agreement, the Trust has notified FCNIMCO that it has established the Market Expansion Index and Short Municipal Bond Funds and that it desires to retain FCNIMCO to act as the Adviser therefor, and FCNIMCO has notified the Trust that it is willing to serve as Adviser for such Funds.

          NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. Appointment. The Trust hereby appoints FCNIMCO to act as Adviser to the Trust for the Market Expansion Index Fund and Short Municipal Fund for the period and on the terms set forth in the Advisory Agreement. FCNIMCO hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement for the compensation herein provided.
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          2.  Compensation.  For the services provided and the expenses assumed pursuant to the Advisory Agreement, the Trust will pay the Adviser, and the Adviser will accept as full compensation therefor, a fee, computed daily and payable monthly, at the annual rate of .25% and .40% of the Market Expansion Index and Short Municipal Bond Funds' average daily net assets, respectively.

          3. Capitalized Terms. From and after the date hereof, the term "Fund" as used in the Advisory Agreement shall be deemed to include the Market Expansion Index Fund and Short Municipal Bond Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

          4. Miscellaneous. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

          IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                              PEGASUS FUNDS



                              By:________________________________
                                 D'Ray Moore
                                 Treasurer


                              FIRST CHICAGO NBD INVESTMENT
                                  MANAGEMENT COMPANY



                              By:________________________________
                                 Marco Hanig
                                 Managing Director

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